                                                                 EXHIBIT 10.38.7

                                 EXECUTION COPY

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                     HANOVER CAPITAL MORTGAGE HOLDINGS, INC.

                                       AND

                        HANOVER CAPITAL PARTNERS 2, LTD.

                                       AND

                            TERWIN ACQUISITION I, LLC

                          DATED AS OF JANUARY 12, 2007

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I DEFINITIONS....................................................     1
      1.1   Defined Terms................................................     1
      1.2   Interpretation...............................................     9

ARTICLE II SALE OF ASSETS................................................     9
      2.1   Sale of Assets and Assumption of Liabilities.................     9
      2.2   Consideration................................................    10
      2.3   Additional Purchase Price....................................    10
      2.4   Adjustment to Purchase Price.................................    10
      2.5   Allocation of Purchase Price.................................    12
      2.6   Certain Disputes.............................................    12

ARTICLE III CLOSING......................................................    12
      3.1   Closing......................................................    12
      3.2   Closing Transactions.........................................    12

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY......    13
      4.1   Organization and Power.......................................    13
      4.2   Authorization of Transactions................................    13
      4.3   Subsidiaries; Investments....................................    13
      4.4   Absence of Conflicts.........................................    14
      4.5   Financial Statements.........................................    14
      4.6   Certain Developments.........................................    14
      4.7   Tax Matters..................................................    16
      4.8   Contracts and Commitments....................................    16
      4.9   Proprietary Rights...........................................    18
      4.10  Litigation; Proceedings......................................    19
      4.11  Brokerage....................................................    19
      4.12  Governmental Licenses and Permits............................    19
      4.13  Employees; Independent Contractors...........................    19
      4.14  ERISA........................................................    20
      4.15  Affiliate Transactions.......................................    21
      4.16  Compliance with Laws.........................................    21
      4.17  Environmental Matters........................................    22
      4.18  Assets.......................................................    22
      4.19  Liabilities..................................................    22
      4.20  Work in Process..............................................    22
      4.21  Insurance....................................................    22
      4.22  Real Property................................................    23
      4.23  Customers....................................................    24
      4.24  Capitalization of Seller.....................................    25
      4.25  Foreign Corrupt Practices Act................................    25
      4.26  Disclosure...................................................    25
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
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER........................    26
      5.1   Organization and Power.......................................    26
      5.2   Authorization of Transaction.................................    26
      5.3   Absence of Conflicts.........................................    26
      5.4   Brokerage....................................................    26
      5.5   Litigation; Proceedings......................................    26
      5.6   Availability of Funds........................................    27

ARTICLE VI COVENANTS.....................................................    27
      6.1   Consents.....................................................    27
      6.2   Work in Process..............................................    27
      6.3   Relationship of the Parties..................................    27

ARTICLE VII CLOSING DELIVERABLES.........................................    27
      7.1   Closing Deliverables of Seller and the Company...............    27
      7.2   Closing Deliverables of Buyer................................    29

ARTICLE VIII INTENTIONALLY OMITTED.......................................    29

ARTICLE IX OTHER COVENANTS...............................................    29
      9.1   Retention of Retained Records; Continuing Assistance.........    29
      9.2   Press Releases and Announcements.............................    30
      9.3   Further Assurances...........................................    31
      9.4   Confidentiality..............................................    31
      9.5   Employment Matters...........................................    32
      9.6   Receivables..................................................    33
      9.7   Separation Agreements........................................    33
      9.8   Non-Disparagement............................................    33

ARTICLE X INDEMNIFICATION AND RELATED MATTERS............................    34
      10.1  Survival; Absence of Other Representations...................    34
      10.2  Indemnification..............................................    34
      10.3  Indemnification Procedures...................................    36
      10.4  Treatment of Indemnification Payments........................    37
      10.5  Exclusive Remedy.............................................    37

ARTICLE XI MISCELLANEOUS.................................................    38
      11.1  Amendment and Waiver.........................................    38
      11.2  Notices......................................................    38
      11.3  Binding Agreement; Assignment................................    40
      11.4  Severability.................................................    40
      11.5  No Strict Construction.......................................    40
      11.6  Captions.....................................................    40
      11.7  Entire Agreement.............................................    40
      11.8  Counterparts.................................................    40
      11.9  Governing Law................................................    40


                                       ii

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
      11.10 Specific Performance.........................................    41
      11.11 Expenses.....................................................    41
      11.12 Parties in Interest..........................................    41
      11.13 Generally Accepted Accounting Principles.....................    41
      11.14 Waiver of Jury Trial.........................................    41

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") is entered into as of January 12, 2007 by and among Hanover Capital Partners 2, Ltd., a Delaware corporation ("SELLER"), Hanover Capital Mortgage Holdings, Inc., a Maryland corporation (the "COMPANY"), and Terwin Acquisition I, LLC, a Delaware limited liability company ("BUYER"). Buyer, Seller and the Company are sometimes referred to herein as the "PARTIES."

     WHEREAS, the Company owns 100% of the issued and outstanding capital stock of Seller;

     WHEREAS, Seller is engaged in several lines of business, including the business of providing due diligence services to mortgage bankers, banks, thrifts, pension funds and government agencies (such due diligence line of business being referred to as the "BUSINESS") and owns or has the right to use all of the Assets (as defined herein);

     WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Assets, upon the terms set forth below.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     1.1 DEFINED TERMS. In this Agreement, the following terms shall have the following respective meanings:

     "ADJUSTED INCOME" shall mean, for the Relevant Period, the sum of (a) Revenues less (b) Direct Expenses less (c) Indirect Expenses plus (d) Senior Executive Compensation.

     "ADDITIONAL PURCHASE PRICE" has the meaning set forth in Section 2.3.

     "AFFILIATE" means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such first Person.

     "AGREEMENT" has the meaning set forth in the preamble to this Agreement.

     "ASSETS" means all of the assets of Seller being transferred by Seller to Buyer pursuant to the terms of this Agreement and as set forth on Schedule 2.1(a) hereto.

     "ASSIGNMENT AND ASSUMPTION AGREEMENT" has the meaning set forth in Section 7.1.

     "ASSUMED CONTRACTS" has the meaning set forth in Section 2.1(c).

     "ASSUMED LIABILITIES" means the Liabilities and obligations of Seller set forth on Schedule 2.1(b) hereto. In the event of any claim against Buyer with respect to any of the Assumed Liabilities hereunder, Buyer shall have, and Seller hereby assigns to Buyer, any defense, counterclaim, or right of setoff which would have been available to Seller if such claim had been asserted against Seller.

     "BASKET" has the meaning set forth in Section 10.2(a).

     "BENEFIT PLAN" means any "employee benefit plan" (as such term is defined in ERISA Section 3(3)) and any other employee benefit plan, program or arrangement of any kind.

     "BILL OF SALE" has the meaning set forth in Section 7.1.

     "BUSINESS" has the meaning set forth in the recitals.

     "BUSINESS DAY" means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

     "CAP" has the meaning set forth in Section 10.2(a).

     "CLOSING" has the meaning set forth in Section 3.1.

     "CLOSING DATE" has the meaning set forth in Section 3.1.

     "CLOSING DATE SCHEDULE" has the meaning set forth in Section 2.4(b).

     "CODE" means the United States Internal Revenue Code of 1986, as amended.

     "COBRA" has the meaning set forth in Section 4.14.

     "COMPANY" has the meaning set forth in the preamble to this Agreement.

     "CONFIDENTIAL INFORMATION" has the meaning set forth in Section 9.4(a).

     "CONSENT" means any consent, order, approval, authorization or other action of, or any filing with or notice to or other action with respect to, any Governmental Entity or any other Person which is (a) required or necessary for any of (i) the execution, delivery or performance of this Agreement or any other Transaction Document, (ii) the consummation of any Closing Transaction or other transaction contemplated hereby or thereby or (iii) the conduct of the Business by Buyer after Closing in substantially the same manner as presently conducted or proposed to be conduced by Seller or the holding or utilization of any Asset thereafter, whether such requirement or necessity arises pursuant to any Legal Requirement, Contract, Lease or License (including any of the foregoing which is required in order to prevent a breach of or a default under or a termination or modification of any Contract) or (b) requested by Buyer and set forth on the attached Schedule 6.1 and Schedule 7.1.


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     "CONTRACT" means any oral or written agreement, instrument, document, lease, employee benefit or welfare plan or other business or commercial arrangement (in each case, including any extension, renewal, amendment or other modification thereof) to which Seller is a party or by which it is bound or to which it or any Asset is subject or which pertains to the Business.

     "CONTRACTORS" has the meaning set forth in Section 4.13.

     "DIRECT EXPENSES" shall mean the total direct expenses as contained in Seller's internal monthly management financial results binder titled "HCP-2-DUE DILIGENCE TOTAL", which results binder shall have been prepared in accordance with past practices of Seller, for the due diligence division of Hanover Capital Partners 2, Ltd. for the Relevant Period, including, without limitation, the expense items listed under "Direct Expenses" on Exhibit A attached hereto.

     "ENVIRONMENTAL LAWS" has the meaning set forth in Section 4.17(a).

     "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

     "ESCROW AGENT" means Klehr, Harrison, Harvey, Branzburg & Ellers LLP.

     "ESCROW AGREEMENT" has the meaning set forth in Section 7.1.

     "ESCROW AMOUNT" has the meaning set forth in Section 2.2.

     "ESTIMATED CLOSING DATE SCHEDULE" has the meaning set forth in Section 2.4(a).

     "ESTIMATED NET EQUITY AMOUNT" has the meaning set forth in Section 2.4(a).

     "EXCLUDED LIABILITIES" means all Liabilities and obligations of Seller other than the Assumed Liabilities.

     "FCPA" has the meaning set forth in Section 4.25.

     "FIRST ADDITIONAL PURCHASE PRICE PAYMENT" has the meaning set forth in
Section 2.2.

     "FINAL NET EQUITY AMOUNT" has the meaning set forth in Section 2.4(c).

     "FINANCIAL STATEMENTS" has the meaning set forth in Section 4.5.

     "FRINGE EXPENSE RATE" shall mean 18%.

     "GAAP" means United States generally accepted accounting principles, as in effect from time to time.

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     "GOVERNMENTAL ENTITY" means any government, agency, governmental department, commission, board, bureau, court, arbitration panel or instrumentality of the United States of America or any state or other political subdivision thereof (whether now or hereafter constituted and/or existing) and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "HANOVER NONCOMPETITION AGREEMENT" has the meaning set forth in Section
7.1.

     "INDEMNIFIED PARTY" has the meaning set forth in Section 10.3.

     "INDEMNIFYING PARTY" has the meaning set forth in Section 10.3.

     "INDEPENDENT ACCOUNTING FIRM" has the meaning set forth in Section 2.4(d).

     "INDIRECT EXPENSES" shall mean the total indirect expenses as contained in Seller's internal monthly management financial results binder titled "HCP-2-DUE DILIGENCE TOTAL", which results binder shall have been prepared in accordance with past practices of Seller, for the due diligence division of Hanover Capital Partners 2, Ltd. for the Relevant Period, including, without limitation, the expense items listed under "Indirect Expenses" on Exhibit A attached hereto.

     "INSIDER" means any stockholder, partner, member, officer or director (or similar official) of Seller, any Affiliate or member of the immediate family of any of the foregoing Persons, or any Person in which any of the foregoing Persons directly or indirectly owns any material beneficial interest. The "immediate family" of any individual means such individual's (and such individual's present or former spouse's) grandparents, parents, spouse, siblings, children and grandchildren.

     "IRS" has the meaning set forth in Section 4.14.

     "LEASED REAL PROPERTY" means all leasehold or subleasehold estates and other rights to use or occupy any land, building, structures, improvements, fixtures or other interest in real property held by Seller.

     "LEASES" means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of Seller thereunder.

     "LEGAL REQUIREMENT" means all federal, state and local laws, statutes, codes, rules, regulations, ordinances, judgments, orders, decrees and the like of any Governmental Entity, including common law.

     "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "LICENSE AGREEMENT" has the meaning set forth in Section 7.1.

     "LICENSES" means all licenses, permits, franchises, certificates, and other authorizations issued by any Governmental Entity to Seller or held by Seller with respect to the Business or any of the Assets, including all applications therefor and all renewals, extensions, or modifications thereof and additions thereto.

     "LIEN" means any mortgage, pledge, hypothecation, lien (statutory or otherwise), preference, priority, security agreement or other encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

     "LOSS" has the meaning set forth in Section 10.2(a).

     "MANDATORY CONSENTS" has the meaning set forth in Section 7.1.

     "MATERIAL ADVERSE EFFECT" means a material adverse effect on the Business, the Assets, the Assumed Liabilities or the business, operations, financial condition, or results of operations of the Business or on the ability of Seller to perform its obligations under this Agreement or any other Transaction Document.

     "NET EQUITY AMOUNT" has the meaning set forth in Section 2.4(a).

     "NOTICE OF NET EQUITY DISAGREEMENT" has the meaning set forth in Section 2.4(c).

     "ORDINARY COURSE" means, with respect to any Person, in the ordinary course of that Person's business consistent with past practice, including as to the quantity, quality and frequency.

     "OTHER CONSENTS" has the meaning set forth in Section 6.1.

     "PARTIES" has the meaning set forth in the preamble to this Agreement.

     "PERMITTED LIENS" means:

          (a) Liens on Assets arising by operation of law and securing the payment of Taxes which are not yet due and payable;

          (b) easements, rights-of-way, reservations of rights, conditions or covenants, zoning, building or similar restrictions or other restrictions or encumbrances that do not, individually or in the aggregate materially interfere with the use of the affected property in the operation of the Business as conducted or as proposed to be conducted by Seller;

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          (c) restrictions on transfer imposed under state or federal securities laws;

          (d) the lessors' and sublessors' rights under the Leases and leases of personal property by Seller as lessee which are part of the Assets;

          (e) mechanics', carriers', workers', repairers', and similar non-consensual Liens arising by operation of law and relating to obligations which are incurred in the ordinary course of business and which secure only Assumed Liabilities which are not yet due and payable on the Closing Date; and

          (f) Liens arising out of any failure to comply with the provisions of any bulk transfer law which may be applicable to the purchase and sale of the Assets pursuant to this Agreement.

     "PERSON" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any Governmental Entity or any similar entity.

     "PLAN" has the meaning set forth in Section 4.14.

     "PRE-CLOSING PERIOD" means any taxable period or portion thereof ending on or before the Closing Date or, as the context may require, all such periods and portions. If a taxable period begins on or before the Closing Date and ends after the Closing Date, then the portion of the taxable period through the end of the Closing Date shall constitute a Pre-Closing Period.

     "POST-CLOSING PERIOD" means any taxable period or portion thereof beginning after the Closing Date or, as the context may require, all such periods and portions. If a taxable period begins on or before the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins on the day following the Closing Date shall constitute a Post-Closing Period.

     "PROPRIETARY RIGHTS" means all of the following items owned by, issued to or licensed to, Seller that relate solely to the Assets or the Assumed Liabilities, along with all income, royalties, damages and payments due or payable at the Closing or thereafter, including damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world: patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof; copyrights registered or unregistered and copyrightable works; mask works; and all registrations, applications and renewals for any of the foregoing; trade secrets and confidential information (including ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information);

computer software and software systems (including data, databases and related documentation); other proprietary rights; licenses or other agreements to or from third parties regarding the foregoing; and all copies and tangible embodiments of the foregoing (in whatever form or medium), in each case including the items set forth on Schedule 4.9(a).

     "PURCHASE PRICE" has the meaning set forth in Section 2.2.

     "PURCHASE PRICE ALLOCATIONS" has the meaning set forth in Section 2.5.

     "REAL PROPERTY" means all real property and all improvements thereon used, or held for use, in the Business.

     "RELEVANT GROUP" means any affiliated, combined, consolidated, unitary or other group for Tax purposes of which Seller is or was a member.

     "RELEVANT PERIOD" shall mean the three month period beginning on October 1, 2006 through and including December 31, 2006.

     "REVENUES" shall mean the total revenues as contained in Seller's internal monthly management financial results binder titled "HCP-2-DUE DILIGENCE TOTAL", which results binder shall have been prepared in accordance with past practices of Seller, for the due diligence division of Hanover Capital Partners 2, Ltd. for the Relevant Period, including, without limitation, the revenue items listed under "Revenue" on Exhibit A attached hereto.

     "SELLER" has the meaning set forth in the preamble to this Agreement.

     "SENIOR EXECUTIVE COMPENSATION" shall mean the sum of (a) the salary paid/accrued to George Ostendorf by Seller during the Relevant Period, (b) the auto allowance expenses paid to George Ostendorf by Seller during the Relevant Period, (c) the product of (i) the Fringe Expense Rate and (ii) the salary paid to George Ostendorf by Seller during the Relevant Period, (d) the salary paid/accrued to Joyce Mizerak by Seller during the Relevant Period; (e) the auto allowance expenses paid to Joyce Mizerak by Seller during the Relevant Period, and (f) the product of (i) the Fringe Expense Rate and (ii) the salary paid to Joyce Mizerak by Seller during the Relevant Period, all of which amounts shall have been paid in accordance with past practices of Seller.

     "SEPARATION AGREEMENTS" has the meaning set forth in Section 9.7.

     "SHARES" has the meaning set forth in Section 4.24.

     "SIGNIFICANT CUSTOMER" has the meaning set forth in Section 4.23.

     "SOFTWARE PREMIUM" has the meaning set forth in Section 2.2.

     "TAX" (and, with correlative meaning, "TAXES," "TAXABLE" and "TAXING") means (i) any federal, state, local or foreign income, gross receipts, franchise, estimated,


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alternative minimum, add-on minimum, sales (including bulk sales), use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profits, environmental (including under Section 59A of the Code), customs, duty, real property, real property gains, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding or other tax assessment, fees, levy or other governmental charge of any kind whatever, whether disputed or not, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; (ii) any liability for or in respect of the payment of any amount of a type described in clause (i) of this definition arising as a result of being or having been a member of any Relevant Group and (iii) any liability for or in respect of the payment of any amount of a type described in clauses (i) or (ii) of this definition as a transferee or successor, by contract or otherwise.

     "TAX RETURN" means any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes or the administration of any Legal Requirement relating to any Taxes.

     "TAXING AUTHORITY" means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any non-United States jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

     "TRANSACTION DOCUMENTS" means this Agreement, the License Agreement, the Assignment and Assumption Agreement, the Escrow Agreement, the Bill of Sale, the Hanover Noncompetition Agreement and the Transitional Services Agreement.

     "TRANSFER TAXES" means sales, bulk sales, use, transfer, real property transfer, filing, recording, stock transfer, stamp, stamp duty reserve, value added, documentary and other similar Taxes.

     "TRANSFERRED EMPLOYEE" has the meaning set forth in Section 9.1.

     "TRANSITIONAL SERVICES AGREEMENT" has the meaning set forth in Section 7.1.

     "TREASURY REGULATIONS" means the regulations promulgated or proposed by the United States Treasury Department under the Code.

     "TURNOVER PERIOD" has the meaning set forth in Section 6.2.

     "WIP" has the meaning set forth in Section 4.20.

     "WIP CONTRACT" has the meaning set forth in Section 6.2.

     "WIP CUSTOMER" has the meaning set forth in Section 6.2.


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     1.2 INTERPRETATION. The terms "hereof," "herein" and "hereunder" and terms of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, Exhibit and Schedule references contained in this Agreement are references to Sections, clauses, Exhibits and Schedules in or attached to this Agreement, unless otherwise specified. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form. As used in this Agreement, the terms "knowledge" or "aware" will include the actual knowledge and awareness of the Person in question, and the knowledge and awareness that such Person would have obtained after making reasonable inquiry and exercising reasonable diligence with respect to the matter in question. Each reference in this Agreement to any Legal Requirement will be deemed to include such Legal Requirement as it hereafter may be amended, supplemented or modified from time to time and any successor thereto, unless such treatment would be contrary to the express terms of this Agreement.

                                   ARTICLE II
                                 SALE OF ASSETS

     2.1 SALE OF ASSETS AND ASSUMPTION OF LIABILITIES.

          (a) Sale of Assets. On the Closing Date, and on the terms and subject to the conditions in this Agreement, Seller shall sell, assign, transfer, deliver, and convey to Buyer and/or its nominees, and Buyer and/or its nominees shall purchase and accept from Seller, all of Seller's right, title, and interest in and to the Assets, in each case free and clear of any Lien (other than Permitted Liens) and restrictions on transfer.

          (b) Assumption of Liabilities. On the Closing Date, and on the terms and subject to the conditions in this Agreement, Buyer and/or its nominees shall assume and agree to pay, perform, fulfill, and discharge, as or when due from and after the Closing Date, the Assumed Liabilities. The Buyer will not assume or have any responsibility with respect to any Liability not expressly included in the definition of Assumed Liabilities.

          (c) Assumption of Assumed Contracts. On the Closing Date, and on the terms and subject to the conditions in this Agreement and the Assignment and Assumption Agreement, Buyer and/or its nominees shall assume and agree to perform all of the duties, obligations, terms, provisions and covenants, and to pay and discharge all of the liabilities of Seller to be observed, performed, paid or discharged from and after the Closing, in connection with the Contracts set forth on Schedule 2.1(c) (the "ASSUMED CONTRACTS"). Notwithstanding the immediately preceding sentence or any other provision of this Agreement, this
Section 2.1(c) shall not constitute an assignment to Buyer of any Contract set forth on Schedule 2.1(c), and the defined term "ASSUMED CONTRACTS" shall not include any Contract set forth on Schedule 2.1(c) for purposes of this Agreement, if an assignment of a Contract set forth on Schedule 2.1(c) requires the Consent of the other party thereto and such Consent has not been obtained as of the Closing Date or an attempted assignment of the same without the Consent of the other party thereto would constitute a breach thereof or in any way impair the rights of Seller


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thereunder; provided, that if any such Consent is obtained after the date hereof with respect to any such Contract, this instrument shall constitute an assignment of the same to Buyer as of the date of such consent without further action by Seller or Buyer.

     2.2 CONSIDERATION. The consideration for the Assets and the Assumed Liabilites (the "PURCHASE PRICE") shall consist of (a) the Estimated Net Equity Amount (as defined in Section 2.4(a)), which shall be subject to adjustment as set forth in Section 2.4, (b) $750,000 (the "SOFTWARE PREMIUM"), which amount represents a premium for certain software being purchased by Buyer pursuant to this Agreement, and (c) the Additional Purchase Price. At the Closing, Buyer shall deliver to (a) Seller the Estimated Net Equity Amount, the Software Premium and the sum of $725,000 (the "FIRST ADDITIONAL PURCHASE PRICE PAYMENT") by wire transfer to an account designated by Seller and (b) the Escrow Agent the sum of $125,000 (the "ESCROW AMOUNT"). The Escrow Amount shall be paid in accordance with Section 2.3.

     2.3 ADDITIONAL PURCHASE PRICE. On or before March 31, 2007, Seller shall prepare or cause to be prepared, and shall submit to Buyer, a calculation of the Adjusted Income. If the Adjusted Income of Seller is at least equal to or greater than $202,962, the "ADDITIONAL PURCHASE PRICE" shall equal $850,000. If the Adjusted Income of Seller is less than $202,962, the "ADDITIONAL PURCHASE PRICE" shall equal (a) $850,000, less (b) the product obtained by multiplying
(i) two, by (ii) the amount by which $202,962 exceeds the Adjusted Income of Seller. Within 10 days of such calculation becoming final and binding on the parties hereto pursuant to Section 2.6, (a) if the Additional Purchase Price is greater than the First Additional Purchase Price Payment, Buyer and Seller shall direct the Escrow Agent to pay to Seller the difference between the Additional Purchase Price and the First Additional Purchase Price Payment and any remainder in the Escrow Account shall be paid to Buyer or (b) if the Additional Purchase Price is less than the First Additional Purchase Price Payment, Buyer and Seller shall direct the Escrow Agent to pay to Buyer the Escrow Amount and Seller shall pay to Buyer the difference between the First Additional Purchase Price Payment and the Additional Purchase Price.

     2.4 ADJUSTMENT TO PURCHASE PRICE.

          (a) The Purchase Price shall be adjusted based on the Seller's Net Equity Amount in accordance with this Section 2.4. For purposes of this Article II, the "NET EQUITY AMOUNT" shall be equal to the Assets minus Assumed Liabilities due and payable to unaffiliated third parties as of the Closing Date, each determined utilizing principles that are consistent with past practices of Seller. Three days prior to the expected Closing Date, Seller shall provide Buyer with a good faith estimate of the Closing Date Schedule, included as Schedule 2.4(a) (the "ESTIMATED CLOSING DATE SCHEDULE"), and the estimated calculation of the Net Equity Amount (the "ESTIMATED NET EQUITY AMOUNT").

          (b) As promptly as practicable, but no later than sixty (60) days after the Closing Date, Seller shall prepare and deliver to Buyer a schedule of the Assets and the Assumed Liabilities of Seller as of the close of business on the Closing Date (the

"CLOSING DATE SCHEDULE") prepared utilizing principles that are consistent with past practices by Seller and a calculation of the Net Equity Amount as of the Closing Date. During the thirty (30) days immediately following receipt of the Closing Date Schedule by Buyer, and upon reasonable prior written notice and during normal business hours, Buyer and its representatives will be permitted to review at the location of the Business all books and records of Seller relating to Seller's preparation of the Closing Date Schedule.

          (c) Buyer shall notify Seller in writing (the "NOTICE OF NET EQUITY DISAGREEMENT") within thirty (30) days after receiving the Closing Date Schedule and calculation of the Net Equity Amount if it disagrees with the Net Equity Amount. Such Notice of Net Equity Disagreement shall set forth in reasonable detail the basis for such dispute and the amounts involved and Buyer's good faith calculation of what the Net Equity Amount should be. If Buyer accepts the Net Equity Amount within such thirty (30) day period, or if Buyer does not deliver a Notice of Net Equity Disagreement to Seller within such thirty (30) day period, then the Net Equity Amount set forth in the Closing Date Schedule shall be deemed to have been accepted, shall become final and binding upon the Parties, and shall be the "FINAL NET EQUITY AMOUNT."

          (d) During the thirty (30) days immediately following the delivery of a Notice of Net Equity Disagreement, Seller and Buyer shall seek in good faith to resolve any differences that they may have specified in the Notice of Net Equity Disagreement. If at the end of such thirty (30) day period Seller and Buyer have been unable to agree upon a Final Net Equity Amount, then Seller and Buyer shall submit to an independent accounting firm of national recognition mutually acceptable to Seller and Buyer (the "INDEPENDENT ACCOUNTING FIRM") for review and resolution of any and all matters that remain in dispute with respect to the Notice of Net Equity Disagreement. Buyer and Seller shall cause the Independent Accounting Firm to use commercially practicable efforts to make, within sixty (60) days from such submission, a final determination (which determination shall be binding on the Parties absent manifest error) as to what the Net Equity Amount should be, and such final determination shall be the Final Net Equity Amount. The cost of the Independent Accounting Firm's review and determination shall be paid one-half by Seller and one-half by Buyer. During the sixty (60) day review by the Independent Accounting Firm, Buyer and Seller will each make available to the Independent Accounting Firm interviews with such individuals and such information, books and records as may be reasonably required by the Independent Accounting Firm to make its final determination.

          (e) In the event that the Final Net Equity Amount is less than the Estimated Net Equity Amount, then Seller shall, within three (3) Business Days of the determination of the Final Net Equity Amount, pay to Buyer the amount of the difference between the Estimated Net Equity Amount and the Final Net Equity Amount in accordance with written instructions received from Buyer. In the event that the Final Net Equity Amount is greater than the Estimated Net Equity Amount, then Buyer shall, within three (3) Business Days of the determination of the Final Net Equity Amount, pay to Seller the amount of the difference between the Final Net Equity Amount and the

Estimated Net Equity Amount in accordance with written instructions received from Seller.

          (f) All amounts payable pursuant to this Section 2.4 by Seller to Buyer shall be treated as an adjustment to the Purchase Price.

     2.5 ALLOCATION OF PURCHASE PRICE. The portion of the Purchase Price paid in exchange for the Assets pursuant to Section 2.2, together with the allocable portion of the Assumed Liabilities and any other relevant items, shall be allocated among the Assets, the License Agreement or the Noncompetition Agreements, as the case may be (such allocations, the "PURCHASE PRICE ALLOCATIONS"). As promptly as practicable after the Closing Date, Buyer shall prepare or cause to be prepared, and shall submit to Seller, a draft version of the Purchase Price Allocations, which shall be reasonable and determined in accordance with Section 1060 of the Code and the applicable Treasury regulations thereunder. Buyer and Seller shall report the Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Purchase Price Allocations and shall not take any action or position that is inconsistent therewith. Buyer and Seller shall mutually agree upon and shall mutually prepare and file in accordance with applicable Treasury regulations and in accordance with the Purchase Price Allocations Internal Revenue Service Form 8594 with respect to the acquisition by Buyer of the Assets.

     2.6 CERTAIN DISPUTES. If Buyer or Seller disputes any item in the calculation of Adjusted Income, the Additional Purchase Price or the Purchase Price Allocations, the Party disputing such item shall notify the other Party, in writing, of each disputed item and specify the amount thereof in dispute within five Business Days after delivery to the disputing Party of the applicable determination by the other Party. In the absence of fraud, the determination of each of the Adjusted Income, Additional Purchase Price and the Purchase Price Allocations shall become final and binding upon the Parties if no dispute relating thereto shall have been asserted within such five Business Day period. If Buyer and Seller cannot resolve any such dispute within five Business Days after delivery of such notice of dispute, then upon demand of either party, such dispute will be resolved by the Independent Accounting Firm mutually acceptable to Buyer and Seller as determined pursuant to Section 2.4(d).

                                   ARTICLE III
                                     CLOSING

     3.1 CLOSING. The closing of the purchase and sale of the Assets and the assumption of the Assumed Liabilities pursuant to this Agreement (the "CLOSING") will occur at the offices of Klehr, Harrison, Harvey, Branzburg & Ellers LLP, 260 South Broad Street, Philadelphia, PA 19102 at 10:00 a.m. on January 12, 2007 (the "CLOSING DATE")

     3.2 CLOSING TRANSACTIONS. At the Closing:

          (a) Buyer will deliver to Seller the Estimated Net Equity Amount, the Software Premium and the First Additional Purchase Price Payment by wire transfer to an account designated by Seller;

          (b) Buyer will deliver the Escrow Amount to the Escrow Agent;

          (c) Seller shall deliver or cause to be delivered to Buyer (except to the extent waived by Buyer in writing) the items set forth in Section 7.1; and

          (d) Buyer shall deliver or cause to be delivered to Seller and the Company (except to the extent waived by Seller in writing) the items set forth in Section 7.2.

                                   ARTICLE IV
            REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY

     As a material inducement to Buyer to enter into this Agreement, Seller and the Company jointly and severally represent and warrant to Buyer as set forth below:

     4.1 ORGANIZATION AND POWER. Except as set forth on the attached Schedule 4.1, each of Seller and the Company is a corporation, validly existing and in good standing (or having comparable active status) under the laws of its jurisdiction of incorporation and is qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be qualified, except where the failure to be so qualified would not have a Material Adverse Effect. Each of Seller and the Company has the full power necessary to own and operate its properties and carry on the Business as now conducted.

     4.2 AUTHORIZATION OF TRANSACTIONS. Each of Seller and the Company has full power and authority to execute and deliver this Agreement and all other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. Each of Seller and the Company has duly approved this Agreement and all other Transaction Documents to which it is a party and has duly authorized its execution and delivery of this Agreement and such Transaction Documents and the performance of its obligations hereunder and thereunder. No other proceeding or action on the part of Seller or the Company or any of their shareholders is necessary to approve and authorize Seller's or the Company's execution and delivery of this Agreement or any other Transaction Document to which Seller or the Company is a party or the performance of their obligations hereunder or thereunder. This Agreement constitutes, and each of the other Transaction Documents to which Seller and the Company is a party will when executed constitute, a valid and binding obligation of Seller and the Company, enforceable in accordance with its terms, except as enforceability hereof may be limited by bankruptcy, insolvency or other laws affecting creditor's rights generally and limitations on the availability of equitable remedies.

     4.3 SUBSIDIARIES; INVESTMENTS. The Assets do not include any shares of capital stock or any other security, interest or investment in, or loan to (other than extensions of trade credit in the Ordinary Course), any other Person or any right which is exercisable or exchangeable for or convertible into any capital stock or other security, interest or investment in any other Person.

     4.4 ABSENCE OF CONFLICTS. Except as set forth on the attached Schedule 4.4, neither the execution, delivery and performance of this Agreement or any other Transaction Document by Seller or the Company nor the consummation by Seller or the Company of the transactions contemplated hereby or thereby:

          (a) does or will (i) conflict with or result in any breach of any of the provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to terminate or to accelerate any obligation under or (v) result in the creation of any Lien upon any Assets, in each case under the provisions of the articles or certificate of incorporation, bylaws or similar organizational document of Seller or the Company or any indenture, mortgage, lease, loan agreement or other agreement, instrument or Contract or any Legal Requirement by which Seller or the Company or any Asset is affected, or to which Seller or the Company or any Assets is subject, except where the violation, breach, default, termination, acceleration or lien would not have a Material Adverse Effect, or

          (b) without limiting clause (a) above, requires any Consent of any Governmental Entity or any other Person, except where the failure to obtain Consent would not have a Material Adverse Effect.

     4.5 FINANCIAL STATEMENTS. Seller has delivered to Buyer (i) audited consolidated financial statements (balance sheet, statement of operations and statement of cash flows) for the Company for the period from incorporation through December 31, 2005 and (ii) Seller's unaudited financial schedules from Seller's monthly financial book (balance sheet and statement of operations) for the eleven (1) month period from January 1, 2006 through November 30, 2006 (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements are complete and correct in all material respects. The Company's Financial Statements only have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated with each other. The Financial Statements of Seller fairly present the assets and liabilities of Seller as of the date thereof and fairly and accurately present the financial condition and operating results of Seller as of the dates, and for the periods, indicated therein. All of Seller's transactions are fairly and accurately presented in the Financial Statements.

     4.6 CERTAIN DEVELOPMENTS. Except as set forth on Schedule 4.6, during the period beginning on January 1, 2006 and ending on the Closing Date, Seller has not:

          (a) suffered any theft, damage, destruction or casualty loss to any Asset or any portion of the Assets, or any substantial destruction of its books and records (in each case whether or not covered by insurance);

          (b) sold, leased, assigned or transferred any Asset or any portion of the Assets (other than dispositions of obsolete or worn-out Assets disposed of in the Ordinary Course, dispositions of Assets which have been replaced with Assets of equal or greater value and utility and dispositions of non-material amounts of Assets in the Ordinary Course);

          (c) waived any right of material value under the Assumed Contracts or relating to the Business, the Assets or the Assumed Liabilities;

          (d) accelerated, terminated, modified, or cancelled any Assumed Contract or other agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) relating to the Business, the Assets or the Assumed Liabilities involving more than $10,000 (individually or in the aggregate);

          (e) imposed any Lien upon any of the Assets, tangible or intangible (other than a Permitted Lien or any Lien for which Seller has delivered to Buyer an executed authorization for Buyer (or its lenders) to file all appropriate UCC termination statements);

          (f) made any capital expenditure (or series of related capital expenditures) relating to the Business, the Assets or the Assumed Liabilities either involving more than $25,000 or outside the Ordinary Course;

          (g) made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) relating to the Business, the Assets or the Assumed Liabilities, other than transactions with any Affiliate;

          (h) issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation relating to the Business, the Assets or the Assumed Liabilities;

          (i) delayed or postponed the payment of accounts payable or other Liabilities relating to the Business, the Assets or the Assumed Liabilities outside the Ordinary Course;

          (j) entered into any employment contract or collective bargaining agreement relating to the Business or the Assets, written or oral, or modified the terms of any existing such contract or agreement;

          (k) adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, employees or consultants engaged in any respect in the Business (or taken any such action with respect to any other Benefit Plan);

          (l) made any Tax election, adopted or changed any accounting method for Tax purposes, filed any amended Tax Return, consented to or entered into any closing agreement or similar agreement with any Taxing Authority, consented to or settled or compromised any Tax claim or assessment or taken any position inconsistent with any past practice on any Tax Return;

          (m) entered into any other transaction relating to the Business, the Assets or the Assumed Liabilities other than in the Ordinary Course, or materially changed any material business practice relating to the Business;

          (n) made or granted any bonus or any wage, salary or compensation increase in excess of $5,000 per year to any employee or independent contractor engaged in any respect in the Business, except as described on the attached
Schedule 4.8(a); or

          (o) agreed or committed to do any of the foregoing.

     4.7 TAX MATTERS. Except as set forth on Schedule 4.7:

          (a) Seller has duly and timely filed all Tax Returns that it was required to file. All such Tax Returns are true, complete and correct. All Taxes owed by Seller (whether or not shown on any Tax Return) have been paid. Seller is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Taxing Authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax. No power of attorney with respect to any Taxes has been executed or filed with any Taxing Authority with respect to Seller.

          (b) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, former employee, partner, independent contractor, creditor, stockholder, affiliate, customer, supplier or other third party.

          (c) There is no dispute or claim concerning any Tax Liability of Seller (i) claimed or raised by any Taxing Authority in writing or (ii) otherwise to Seller's knowledge (including, for this purpose, to the knowledge of any employee responsible for Tax matters). Schedule 4.7 lists all United States federal, state, local and non-United States income Tax Returns filed by or with respect to Seller for any taxable period ended on or after January 1, 2000, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit. Seller has delivered or made available to Buyer correct and complete copies of all material Tax Returns filed by, and all examination reports and statements of deficiencies assessed against or agreed to by, Seller since January 1, 2000.

          (d) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitation applicable to the assessment of any Taxes against Seller.

     4.8 CONTRACTS AND COMMITMENTS.

          (a) Generally. Except for the Transaction Documents or Contracts described on Schedule 4.8(a), Seller is not a party to or bound by, and neither Seller nor any Asset is subject to, any Contract relating to the Business, the Assets or the Assumed Liabilities including any:

               (i) collective bargaining agreement or contract with any labor union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or any hospitalization insurance or similar plan or practice;

               (ii) (A) contract for the employment or engagement of any individual employee or other Person (including as an independent contractor, part-time laborer or on a consulting basis) other than at the will of the employing Person, (B) any agreement to provide severance or similar benefits upon any termination of employment or other engagement, or (C) any contract with any labor agency for the employment of seasonal or part-time labor;

               (iii) agreement, indenture or other Contract placing a Lien (other than a Permitted Lien or any Lien for which Seller has delivered to Buyer an executed authorization for Buyer (or its lenders) to file appropriate UCC termination statements) on any Asset;

               (iv) agreement with respect to the lending or investing of funds by Seller;

               (v) guaranty of any obligation of any other Person, other than endorsements made for collection made in the Ordinary Course;

               (vi) sales representation agreement;

               (vii) agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will (A) extend over a period of more than one year, (B) result in a material loss to Seller, or (C) involve consideration in excess of $5,000;

               (viii) agreement concerning confidentiality or noncompetition, outside the Ordinary Course;

               (ix) agreement involving any of the stockholders of Seller or any Affiliate of Seller;

               (x) profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

               (xi) currently outstanding agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course;

               (xii) lease or agreement under which Seller is lessee of, or holds or operates, any personal property owned by any other party calling for payments in excess of $10,000 annually or entered into outside of the Ordinary Course, or under which Seller holds or occupies any real property or interest therein;

               (xiii) lease or agreement under which Seller is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;

               (xiv) agreement, contract or understanding pursuant to which Seller subcontracts work to a third party, other than agreements with independent contractors pursuant to which such contractors perform services related to the Business; or

               (xv) any other agreement material to the Business.

          (b) Absence of Breach, etc. Each of the items which is described or required to be described on Schedule 4.8(a) and which is to be assigned to or assumed by Buyer under this Agreement is in full force and effect in all material respects and will be in full force and effect in all material respects immediately following the Closing Date; no item which is described or required to be described on Schedule 4.8(a) and which is to be assigned to or assumed by Buyer under this Agreement has been breached in any material respect, canceled or repudiated by Seller or (to Seller's knowledge) by any other party thereto; no such other party has indicated in writing or orally to Seller that it will stop or decrease the rate of business done with Seller, or that it desires to renegotiate its arrangements with Seller; Seller has performed in all material respects all obligations required to be performed by it in connection with the items which are described or required to be described on Schedule 4.8(a) and which are to be assigned to or assumed by Buyer under this Agreement and is not in receipt of any claim of default under any such item; and Seller has no present expectation or intention of not fully performing any obligation pursuant to any item which is described or required to be described on Schedule 4.8(a) and which is to be assigned to or assumed by Buyer under this Agreement.

          (c) Copies. Seller has furnished to Buyer a true and correct copy or representative form of all written contracts and other items which are described or required to be described on Schedule 4.8(a) which are to be assigned to or assumed by Buyer under this Agreement, in each case together with all material written amendments, waivers or other changes thereto.

     4.9 PROPRIETARY RIGHTS.

          (a) Generally. Schedule 4.9(a) sets forth a complete and correct list of: (i) all registered Proprietary Rights and all pending applications for registration of Proprietary Rights owned, filed or used by Seller that relate to the Assets or the Assumed Liabilities, and (ii) all other licenses or similar agreements or arrangements to which Seller is a party either as licensee or licensor for the Proprietary Rights that relate to the Assets or the Assumed Liabilities.

          (b) Ownership; Infringement. Except as set forth on Schedule 4.9(b),
(i) taken together, Seller owns and possesses all right, title and interest in and to, or has a valid and enforceable right to use its registered Proprietary Rights described or required to be described on Schedule 4.9(a), free and clear of all Liens (other than Permitted Liens), and no claim by any third party contesting the validity, enforceability, use or ownership of any of the foregoing has been made, is currently outstanding or, to Seller's knowledge, is threatened, (ii) no loss or expiration of any material Proprietary Right of any such type or material group of such Proprietary Rights is pending or, to Seller's knowledge, threatened,
(iii) Seller has not received any notice of, nor is Seller aware of any fact which indicate a likelihood of any infringement or misappropriation by, or any conflict with, any third party with respect to any such Proprietary Right, including any demand or request that Seller license rights from a third party, and (iv) Seller has not infringed, misappropriated or otherwise conflicted with any rights of any third party and Seller is not aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the Business as currently conducted or as proposed to be conducted by Seller.

          (c) Protective Measures. The Seller has no actual knowledge that the owners of the Proprietary Rights licensed to Seller have not taken all reasonably necessary and desirable actions to maintain and protect such Proprietary Rights.

     4.10 LITIGATION; PROCEEDINGS. There are no actions, suits, proceedings, orders, judgments, decrees or investigations pending (or, to Seller's knowledge, threatened) against or affecting the Business, the Assets, the Assumed Liabilities or the transactions contemplated by this Agreement, at law or in equity, or before or by any Governmental Entity, except where such action, suit, proceeding, order, judgment, decree or investigation would not have a Material Adverse Effect. Seller reasonably believes there is no basis for any of the foregoing actions, suits, proceedings, orders, judgments, decrees or investigations.

     4.11 BROKERAGE. Except as set forth on the attached Schedule 4.11, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement and the Transaction Documents based on any arrangement or agreement made by or on behalf of Seller. Seller and the Company hereby acknowledge and agree that Buyer shall have no obligation with respect to the brokerage commissions set forth on the attached Schedule 4.11.

     4.12 GOVERNMENTAL LICENSES AND PERMITS. The attached Schedule 4.12 sets forth a complete listing and summary description of all Licenses owned, possessed or used by Seller relating to the Business, the Assets or the Assumed Liabilities. Taken together, Seller owns or possesses all right, title and interest in and to all of the Licenses which are necessary or material to conduct the Business as currently conducted by Seller. Except with respect to a loss or expiration that would not have a Material Adverse Effect, no loss or expiration of any License is pending, reasonably foreseeable or, to Seller's knowledge, threatened (including as a result of the transactions contemplated by this Agreement and the Transaction Documents) other than by reason of expiration in accordance with the terms thereof.

     4.13 EMPLOYEES; INDEPENDENT CONTRACTORS. To Seller's knowledge as of the date of this Agreement, no executive employee and no group of employees or independent contractors of Seller engaged in any respect in the conduct of the Business has any plans to terminate his, her or its employment or relationship as an independent contractor with Seller. Seller has materially complied with all applicable Legal Requirements relating to the employment of personnel and labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes, including withholding requirements. Seller has not experienced any strike, grievance, unfair labor practice claim or other material employee or labor dispute, and Seller has not engaged in any unfair labor practice. To Seller's knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Seller. Seller has in all material respects satisfied any notice or bargaining obligation it may have under any law or collective bargaining agreement to any employee representative. The attached Schedule 4.13(a) sets forth the name, start date, title or position, and the annual or, as the case may be, hourly rate of compensation (including salary, bonuses and commissions), as of the date of this Agreement for each individual engaged by Seller as an employee or independent contractor engaged in any respect in the conduct of the Business whose annual income (of all types) from Seller, has exceeded or is expected to exceed $50,000. The attached Schedule 4.13(b) sets forth the name for each person that is a contractor of Seller (the "CONTRACTORS"). All of the Contractors are retained pursuant to agreements that specify that their employment is limited to the duration of a project or undertaking as described in 20 CFR Section 639.5(c). Except as set forth on Schedule 4.13(c), to Seller's and the Company's knowledge as of the date of this Agreement, no employee, former employee, independent contractor, director or officer of Seller or the Company has any plans to, directly or indirectly (a) start, own, operate, lease, manage, control, participate in, consult with, advise, provide services to or in any manner engage in any business (including by itself or in association with any person, firm, corporate or other business organization or through any other entity) that distributes any product or provides any service that is distributed or provided by, or otherwise competes with any product or service of, the business carried out with respect to the Assets and (b) (i) induce or attempt to induce any employee, consultant or contractor of Buyer to leave the employ of Buyer, or in any way interfere with the relationship between Buyer and any employee thereof, (ii) hire any person who was an employee, consultant or contractor of Seller during the six (6) months prior to the date hereof or (iii) induce or attempt to induce any customer, supplier, distributor, franchisee, licensee or other business relation of Buyer not to do, or to cease doing, business with Buyer, or in any way interfere with the relationship between any such customer, supplier, distributor, franchisee, licensee or business relation and Buyer.

     4.14 ERISA.

          (a) Schedule 4.14 sets forth an accurate and complete list of each Benefit Plan at any time maintained, sponsored, or contributed to by Seller or with respect to which Seller has any Liability (each a "PLAN" and collectively the "PLANS").

          (b) No asset of Seller is subject to any lien under ERISA or the Code. There are no pending or threatened actions, suits, investigations or claims with respect to any Plan (other than routine claims for benefits).

          (c) Each Plan that is intended to be qualified under Code Section 401(a) has received a determination from the Internal Revenue Service ("IRS") that such Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of such Plan.

          (d) Each of the Plans and all related trusts, insurance contracts and funds have been maintained, funded and administered in compliance with their terms and in compliance with the applicable provisions of ERISA, the Code, and any other applicable laws. With respect to each Plan, all required payments, premiums, contributions, distributions, or reimbursements for all periods ending prior to or as of the Closing Date have been made or properly accrued.

          (e) Neither Seller nor any other "disqualified person" (within the meaning of Code Section 4975) or any "party in interest" (within the meaning of ERISA Section 3(14)) has engaged in any "prohibited transaction" (within the meaning of Code Section 4975 or ERISA Section 406) with respect to any of the Plans which could subject any of the Plans, Buyer, or any officer, director or employee of any of the foregoing to a penalty or tax under ERISA Section 502(i) or Code Section 4975.

          (f) Each Plan which is subject to the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA or Code Section 4980B ("COBRA") has been administered in material compliance with such requirements. No Plan provides medical or life or other welfare benefits to any current or future retired or terminated employee (or any dependent thereof) of Seller other than as required pursuant to COBRA.

          (g) With respect to each Plan, Seller has provided Buyer with true, complete and correct copies of (to the extent applicable) the summary plan descriptions.

     4.15 AFFILIATE TRANSACTIONS. Other than as described on the attached
Schedule 4.15, no Insider (i) is a party to any agreement, contract, commitment or transaction relating to the Business, the Assets or the Assumed Liabilities (other than in such Insider's capacity as an employee of Seller, the compensation or consideration for which is reflected on Schedule 4.15), or (ii) has any interest in any Asset, other than indirectly, as a stockholder of Seller.

     4.16 COMPLIANCE WITH LAWS. Except as set forth on Schedule 4.16, Seller and each of its independent contractors, agents and employees has materially complied with and is in material compliance with all applicable Legal Requirements which affect the Business or any Assets and to which the Business or any Asset is subject, and no claim has been filed against Seller alleging a violation of any such Legal Requirement. Except as set forth on Schedule 4.16, Seller is not now subject (nor has Seller been subject) to any investigation, penalty assessment, or audit by any Governmental Entity or to any other allegation that Seller (including any agent, representative or broker acting on behalf of Seller) has violated the regulations of any such Governmental Entity or made a material false statement or omission to any Governmental Entity.

     4.17 ENVIRONMENTAL MATTERS.

          (a) Seller has obtained, and is in compliance with, all Consents, if any, required by any Legal Requirement relating to the protection of human health and the environment ("ENVIRONMENTAL LAWS"). All such Consents are valid and in full force and effect and none of such Consents will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement or the Transaction Documents. Seller has been, and is currently, in compliance with all Environmental Laws. Seller has not received notice alleging that Seller is not in such compliance with Environmental Laws.

          (b) There are no past, pending or, to Seller's knowledge, threatened actions against or affecting Seller under any Environmental Law, and Seller has no knowledge of any facts or circumstances which could reasonably be expected to form the basis for any such action against Seller.

          (c) Seller has not entered into or agreed to any order, and Seller is not subject to any order, relating to compliance with any Environmental Law or to investigation or cleanup of a hazardous substance under any Environmental Law.

     4.18 ASSETS.

          (a) Seller owns or leases all of the Assets and has good and marketable title to all such Assets free and clear of any Liens (other than Permitted Liens) or restriction on transfer. The Company has no security interest in the Assets.

          (b) The Assets comprise all of the properties and assets necessary for the conduct of the Business as presently conducted by Seller. Each such Asset is in good operating condition and repair (reasonable wear and tear excepted) and is suitable for the purposes for which it is presently used and presently proposed to be used, except as otherwise set forth on Schedule 4.18.

     4.19 LIABILITIES. Upon consummation of the transactions contemplated by this Agreement, Buyer will not acquire, assume, succeed to or incur any Liability relating to the Business, Seller or the Assets except for the Assumed Liabilities and Assumed Contracts.

     4.20 WORK IN PROCESS. All work in process of Seller (the "WIP") with respect to the WIP Customers and the dollar amount billable by Seller with respect thereto is reflected properly on its books and records and is set forth on Schedule 4.20. The WIP represents work that has been started, and not completed or billed by Seller. As of the Closing Date, the WIP is valid and billable and is not subject to setoffs or counterclaims against Seller, and, assuming the project related thereto is properly completed by Buyer pursuant to the terms and conditions of the contracts related thereto, would, when properly billed by Buyer, constitute valid receivables of Buyer.

     4.21 INSURANCE. Schedule 4.21 sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Seller is a party, a named insured, or otherwise the beneficiary of coverage, relating to the Business, the Assets or the Assumed Liabilities:

          (a) the name, address, and telephone number of the agent;

          (b) the name of the insurer, the name of the policyholder, and the name of each covered insured;

          (c) the policy number and the period of coverage;

          (d) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

          (e) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, will be in full force and effect until the date of Closing, at which time Seller may cancel each such insurance policy unless Buyer elects to continue such coverage; (B) neither Seller nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any provision thereof. Except for professional liability insurance, which Seller has not maintained for the entire five (5) years, Seller (or its predecessor) has been covered during the past five years by insurance in scope and amount customary and reasonable for the Business during the aforementioned period. Schedule 4.21 describes any self-insurance arrangements affecting Seller.

     4.22 REAL PROPERTY.

          (a) Owned Properties. Seller does not own any Real Property.

          (b) Leased Properties. Schedule 4.22(b) contains a true and complete list of all of the Real Property used or useful in the Business and describes all of the Leases relating thereto (including the date and name of the parties to such Lease document and the address of such Leased Real Property). Seller has delivered to Buyer a true and complete copy of each such Lease document. Except as set forth on Schedule 4.22(b), and except for matters that would not have a Material Adverse Effect, with respect to each of the Leases:

               (i) such Lease is legal, valid, binding, enforceable and in full force and effect;

               (ii) the transactions contemplated by this Agreement and the Transaction Documents do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

               (iii) Seller's possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there are no disputes with respect to such Lease;

               (iv) neither Seller nor any other party to any Lease is in material breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

               (v) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full;

               (vi) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, Seller;

               (vii) Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof;

               (viii) Seller has not collaterally assigned or granted any other security interest in such Lease or any interest therein;

               (ix) there are no liens or encumbrances on the estate or interest created by such Lease; and

               (x) Seller has not agreed or committed to do any of the foregoing, as applicable.

          (c) No Proceedings. There is no condemnation, expropriation or other proceeding in eminent domain or any similar proceeding pending, or (to Seller's knowledge) threatened, affecting Seller's interest in any Real Property. There exists no writ, injunction, decree, order or judgment outstanding, nor any litigation, pending, or (to Seller's knowledge) threatened, relating to the ownership, lease, use, occupancy or operation by Seller of any Real Property.

          (d) Current Use. Except as set forth on Schedule 4.22(d): (i) the current use by Seller of the Real Property does not violate in any material respect any Legal Requirement, instrument of record or agreement affecting any Real Property, and (ii) there is no violation in any material respect of any applicable covenant, condition, restriction, easement or agreement.

     4.23 CUSTOMERS. Schedule 4.23 lists the customers who, in the 11 months ended November 30, 2006, were the fifteen (15) largest customers, as measured by gross revenue, of Seller (each, a "SIGNIFICANT CUSTOMER"). Except as set forth on
Schedule 4.23, with respect to any Significant Customer, Seller does not intend to (i) terminate its relationship or any Contract between such Significant Customer and Seller, (ii) stop, or materially decrease the rate of providing services (in each case, as measured against Seller's historical rate of providing services since January 1, 2005, or such shorter period of time Seller has been providing services to such Significant Customer) to such Significant Customer, or (iii) seek the exercise of any remedy against any such Significant Customer. Except as set forth on Schedule 4.23, Seller has no knowledge of any intent on the part of a Significant Customer to (i) terminate its relationship or any Contract between such Significant Customer and Seller, (ii) stop, or materially decrease the rate of purchasing services (in each case, as measured against such Significant Customer's historical rate of purchasing services since January 1, 2005, or such shorter period of time such Significant Customer has been purchasing services from Seller) from Seller, (iii) refuse to pay any amount due from such Significant Customer to Seller (other than non-material, bona fide disputes), or (iv) seek the exercise of any remedy against Seller. Seller has not, since January 1, 2006, been engaged in any material dispute with any Significant Customer.

     4.24 CAPITALIZATION OF SELLER. The Company is the record and beneficial owners of all of the issued and outstanding shares of common and preferred stock of Seller (the "SHARES"), free and clear of any Liens. There are no restrictions upon the voting of any of the Shares pursuant to any agreement or other instrument to which the Company or Seller is a party or by which the Company or Seller is bound.

     4.25 FOREIGN CORRUPT PRACTICES ACT. Neither Seller nor, to Seller's knowledge, any of its officers, directors, agents, employees or any other Person acting on behalf of Seller has, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or Legal Requirement with respect to anti-bribery in any jurisdiction other than the United States (collectively, the "FCPA"), used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. Seller has established sufficient internal controls and procedures to ensure compliance with the FCPA.

     4.26 DISCLOSURE. With respect to Seller, the Business and the Assets, neither this Agreement and the other Transaction Documents to which Seller is a party, nor any of the schedules or Exhibits hereto or thereto or any other documents provided by Seller to Buyer relating to the Business, when considered as a whole, contains any untrue statement of a material fact or, omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

                                    ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     As a material inducement to Seller and the Company to enter into this Agreement, Buyer represents and warrants to Seller and the Company as set forth below:

     5.1 ORGANIZATION AND POWER. Buyer is a limited liability company which is validly existing and in good standing (or has comparable active status) under the laws of the State of Delaware and is qualified to do business in every jurisdiction in which the execution, delivery and performance of its obligations under this Agreement requires it to be so qualified. Buyer has full limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which Buyer is a party.

     5.2 AUTHORIZATION OF TRANSACTION. No proceedings or actions on the part of Buyer except for those that have been taken are necessary to approve and authorize Buyer's execution and delivery of this Agreement or any other Transaction Documents to which Buyer is a party or the performance of Buyer's obligations hereunder or thereunder. This Agreement constitutes, and each of the other Transaction Documents to which Buyer is a party will when executed constitute, a valid and binding obligation of Buyer, enforceable in accordance with their terms, except as enforceability hereof may be limited by bankruptcy, insolvency or other laws affecting creditor's rights generally and limitations on the availability of equitable remedies.

     5.3 ABSENCE OF CONFLICTS. Assuming the accuracy of the representations and warranties set forth in Section 4.4, neither the execution, delivery and performance of this Agreement or any other Transaction Document by Buyer to which it is a party nor the consummation by Buyer of the transactions contemplated hereby or thereby does or will (i) conflict with or result in a breach of any of the provisions of, (ii) constitute a default under, (iii) result in the violation of, (iv) give any third party the right to terminate or to accelerate any obligation under, or (v) require any consent, order, approval, authorization or other action of, or any filing with or notice to, any Governmental Entity or other Person, in each case under Buyer's operating agreement or under the provisions of any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Buyer is bound or by which it or any of its assets are affected, or any Legal Requirement to which Buyer or any of its assets are subject.

     5.4 BROKERAGE. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer or any Affiliate of Buyer.

     5.5 LITIGATION; PROCEEDINGS. There are no actions, suits, proceedings, orders or investigations pending (or, to Buyer's knowledge, threatened) against or affecting Buyer at law or in equity, or before or by any Governmental Entity, which could reasonably be expected to adversely affect Buyer's performance under this Agreement or the Transaction Documents to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby.

     5.6 AVAILABILITY OF FUNDS. Buyer has cash available or has existing borrowing facilities which together are sufficient to enable it to consummate the transactions contemplated by this Agreement.

                                   ARTICLE VI
                                    COVENANTS

     6.1 CONSENTS. Prior to the Closing Date, Seller and the Company have used commercially reasonable efforts to (a) obtain or cause to be obtained those Consents set forth on Schedule 6.1 (the "OTHER CONSENTS"), and (b) cause each of the Other Consents to be effective as of the Closing Date. With respect to the Other Consents that have not been obtained by the Closing Date, Seller and the Company will, for the sixty (60) day period following the Closing Date, use commercially reasonable efforts to either (i) obtain such Other Consents or (ii) assist the Buyer in entering into new Contracts with the party to which such Other Consent relates.

     6.2 WORK IN PROCESS. Seller and the Company will, for a period of sixty
(60) days following the Closing Date (the "TURNOVER PERIOD"), maintain, service and keep in full force and effect any Contracts or outstanding work orders with the customers listed on Schedule 6.2 (collectively, the "WIP CUSTOMERS" and each, a "WIP CUSTOMER"), or any Affiliates of the WIP Customers, in effect as of the Closing Date (collectively, the "WIP CONTRACTS" and each, a "WIP CONTRACT"). Seller and the Company will use commercially reasonable efforts to obtain the consent of the WIP Customers to assign the WIP Contracts to Buyer If Seller and Company are not able to obtain the consent to assignment of a WIP Customer or any customer for which an Other Consent is not obtained on or prior to the Closing Date, Seller hereby appoints Buyer as its agent with respect to each such contract to complete the work outstanding thereunder, and Buyer will complete any outstanding work with respect thereto as Seller's agent. To the extent any contract has been assigned, Seller and the Company shall direct each customer thereunder to make payments for any work completed by Buyer directly to the Buyer at the address set forth in Section 11.2. If a customer makes any payment directly to Seller or the Company for any work performed by Buyer, Seller and the Company will immediately remit such payment to Buyer.

     6.3 RELATIONSHIP OF THE PARTIES. It is mutually agreed and understood that Buyer shall act as Seller's agent and representative for the limited purpose of performing the work and services contemplated under the contracts listed on
Schedule 6.1 and the WIP Contracts that are not assigned. Buyer agrees to act in accordance with the limited authority granted to it under this Section 6.3 and solely within the terms of each such contract, as applicable.

                                   ARTICLE VII
                              CLOSING DELIVERABLES

     7.1 CLOSING DELIVERABLES OF SELLER AND THE COMPANY. At the Closing, Seller and the Company shall deliver or cause to be delivered to Buyer (except to the extent waived by Buyer in writing):

          (a) A bill of sale executed by Seller in the form attached hereto as Exhibit "B" (the "BILL OF SALE");

          (b) Copies of all those Consents set forth on Schedule 7.1(b) (the "MANDATORY CONSENTS")

          (c) To the extent obtained, copies of all Other Consents set forth on
Schedule 6.1;

          (d) A release and termination of each Lien on any Asset which is not a Permitted Lien;

          (e) A certificate, dated not earlier than forty five (45) days prior to the Closing Date, of the Secretary of State of the States of Delaware, New Jersey, New York, Georgia and Florida stating that Seller is in good standing or has comparable active status in such state;

          (f) Personnel files of all employees of Seller being hired by Buyer as of the Closing Date;

          (g) An Escrow Agreement executed by Seller and the Company in the form attached hereto as Exhibit "C" (the "ESCROW AGREEMENT");

          (h) A Perpetual Software License Agreement executed by Seller and the Company, in the form attached hereto as Exhibit "D" (the "LICENSE AGREEMENT");

          (i) A Noncompetition agreement executed by Seller and the Company, in the form attached hereto as Exhibit "E" (the "HANOVER NONCOMPETITION AGREEMENT");

          (j) An assignment and assumption agreement executed by Seller in the form attached hereto as Exhibit "F" (the "ASSIGNMENT AND ASSUMPTION AGREEMENT");

          (k) A Transitional Services Agreement executed by Seller and Buyer in the form attached hereto as Exhibit "G" (the "TRANSITIONAL SERVICES AGREEMENT");

          (l) An estoppel certificate executed by the landlord under the Lease of the leased Real Property listed on Schedule 4.22(b) which is being assumed by Buyer, in the form attached hereto as Exhibit "H", dated no earlier than fifteen
(15) days prior to Closing;

          (m) An opinion of counsel to Seller and the Company, in the form attached hereto as Exhibit "I"; and

          (n) Such other documents or instruments as Buyer reasonably requests and are reasonably necessary to effect the transactions contemplated by this Agreement; and

     7.2 CLOSING DELIVERABLES OF BUYER. At the Closing, Buyer shall deliver or cause to be delivered to Seller and the Company (except to the extent waived by Seller and the Company in writing):

          (a) the Escrow Agreement executed by Buyer;

          (b) the License Agreement executed by Buyer;

          (c) the Assignment and Assumption Agreement executed by Buyer;

          (d) the Hanover Noncompetition Agreement executed by Buyer;

          (e) the Transitional Services Agreement executed by Buyer; and

          (f) such other documents or instruments as Seller reasonably requests and are reasonably necessary to effect the transactions contemplated by this Agreement.

                                  ARTICLE VIII
                              INTENTIONALLY OMITTED

                                   ARTICLE IX
                                 OTHER COVENANTS

     9.1 RETENTION OF RETAINED RECORDS; CONTINUING ASSISTANCE.

          (a) General Access. Subject to Section 9.1(b) and its obligations under Section 9.4, after the Closing, Seller shall provide Buyer and Buyer's counsel, accountants and other representatives, with reasonable access during normal business hours to the books, records, property, personnel, contracts, commitments and documents relating to the Business in their possession pertaining to transactions occurring prior to the Closing Date when requested. At the request and expense of Buyer, Seller will deliver copies of any such books and records to Buyer. Without limiting the foregoing, Seller will give Buyer and Buyer's counsel, accountants and other representatives such access to such books and records as may reasonably be required in order to permit Buyer to perform any audit or other review which they may deem appropriate in connection with any offering of securities by Buyer or any Affiliate thereof, and Seller (to the extent such consent is necessary) hereby consents to the use of information contained in such books and records for any such purpose. For a period of three (3) years following the Closing, Seller will not destroy or otherwise dispose of any such books and records unless Seller gives Buyer not less than ten (10) Business Days' prior written notice of such intended destruction or disposal specifying in reasonable detail the books and records proposed to be destroyed or disposed of; provided, that prior to such destruction or disposal, Buyer may request that the books and records proposed to be destroyed or disposed of instead be delivered to Buyer, at Buyer's expense, in any manner which Buyer may reasonably indicate by notice within such ten (10) Business Day period to Seller, in which case Seller will instead so deliver such books and records.

          (b) Cooperation on Tax Matters. Seller shall, and shall cause its Affiliates to, provide to Buyer such cooperation and information as Buyer reasonably may request in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property, which any such Party may possess. Seller will retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters of Seller for its Tax period first ending after the Closing Date and for all prior Tax periods until the later of (i) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate and (ii) eight years following the due date (without extension) for such Tax Returns. Thereafter, Seller may dispose of such Tax Returns; provided that Seller shall give to Buyer notice and an opportunity to take custody thereof prior to doing so. Seller shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.

          (c) Wage and Tax Reporting. Seller and Buyer agree that, in accordance with the "Alternative Procedure" provided in Section 5 of Revenue Procedure 96-60, 1996-2 Cumulative Bulletin 399, with respect to filing and furnishing Internal Revenue Service Forms W-2, W-3 and 941, after the Closing Date, (i) Seller and Buyer shall, if applicable, report on a "predecessor-successor" basis with respect to any employee that is transferred from one person to another person pursuant to this Agreement (a "TRANSFERRED EMPLOYEE"), (ii) Seller shall not be required to furnish Forms W-2 or 1099 to such Transferred Employees to whom it otherwise would have been obligated to furnish such forms for the period after the Closing Date and (iii) Buyer shall assume the obligations to furnish such forms to the Transferred Employees for the period after the Closing Date.

     9.2 PRESS RELEASES AND ANNOUNCEMENTS.

          (a) Except for the release in substantially the form attached hereto as Exhibit "J" and any public disclosure which either Party in good faith believes is required by any Legal Requirement (in which case, if practicable, the disclosing Party will give the other Parties an opportunity to review and comment upon such disclosure before it is made), after the Closing through January 31, 2007, Seller and the Company will not make any press release or other public announcement of or with respect to the Business, this Agreement or any Closing Transaction without Buyer's consent (which consent will not be unreasonably withheld or delayed); provided, however, Buyer shall be deemed to have consented to any such press release or other public announcement in the event it does not respond (in the form of comments or otherwise) to Seller or the Company within two (2) Business Days of receiving such press release or public announcement.

          (b) Seller is a wholly-owned subsidiary of the Company, which is a publicly-held company trading on the American Stock Exchange and as such, the Company is obligated to make all filings as are required by the rules and regulations of the Securities and Exchange Commission, the American Stock Exchange, and the like, all of which constitute a Legal Requirement.

     9.3 FURTHER ASSURANCES. Each Party will execute and deliver such further instruments of conveyance and transfer and take such additional actions as any other Party may reasonably request to effect, consummate, confirm or evidence the transfer to Buyer of the Assets, the assumption by Buyer of the Assumed Liabilities and the other transactions contemplated hereby.

     9.4 CONFIDENTIALITY.

          (a) Confidentiality by Seller and the Company. Seller and the Company will treat and hold as confidential all information concerning the Business (including, without limitation, information relating to customers of Seller), the Assets and the Assumed Liabilities which is of a type that in accordance with Seller's past practices has been treated as confidential or proprietary ("CONFIDENTIAL INFORMATION"), refrain from using any Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of Confidential Information which are in their possession or under their control. If Seller or the Company is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, then it will notify Buyer promptly of the request or requirement so that Buyer may seek, at its sole cost and expense, an appropriate protective order or waive compliance with the provisions of this Section 9.4(a). If, in the absence of a protective order or the receipt of a waiver hereunder, Seller or the Company is, on the advice of counsel, compelled to disclose any Confidential Information in connection with any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process, then it may disclose such Confidential Information in connection therewith; provided, that it will use its best efforts to obtain, at the request and expense of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of such Confidential Information as Buyer may designate. Until Buyer's and Seller's networks are completely separate and independent, which is estimated to be completed within three weeks following the Closing, only Chris Alfano, network manager, will have administrative rights of the networks and respective back-up tapes. In the event Chris Alfano is no longer an employee of Seller after the Closing Date and prior to the Buyer's and Seller's networks being completely separate and independent, Buyer and Seller shall appoint a mutually agreeable person to have sole administrative rights with respect to the networks and respective back-up tapes.

          (b) Confidentiality by Buyer. Buyer will treat and hold as confidential (i) any and all confidential information as provided in those certain customer contracts being assumed or for which Buyer shall act as Company's agent, following the Closing Date ("CUSTOMER CONFIDENTIAL INFORMATION") and (ii) any Confidential Information of the Company and Seller to which Buyer may have access to on and after the Closing Date. Buyer hereby agrees to abide by the confidential terms in each customer contract being assumed by Buyer or for which Buyer is acting as Company's agent. Buyer shall refrain from using any Confidential Information relating to Seller or the Company except in connection with this Agreement, and shall, to the extent permitted by law, deliver promptly to Seller or the Company or destroy, at the request and option of Seller or the Company, all tangible embodiments and all copies of Confidential Information relating to Seller or the Company which are in their possession or under their control. If Buyer is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information relating to Seller or the Company or Customer Confidential Information, then it will notify Seller and the Company promptly of the request or requirement so that Seller and the Company may seek, at their sole cost and expense, an appropriate protective order or waive compliance with the provisions of this Section 9.4(b). If, in the absence of a protective order or the receipt of a waiver hereunder, Buyer is, on the advice of counsel, compelled to disclose any Confidential Information relating to Seller or the Company or Customer Confidential Information in connection with any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process, then it may disclose such Confidential Information relating to Seller or the Company or Customer Confidential Information in connection therewith; provided, that it will use its commercially reasonable efforts to obtain, at the request and expense of Seller and the Company, an order or other assurance that confidential treatment will be accorded to such portion of such Confidential Information relating to Seller and the Company or such Customer Confidential Information as Seller and the Company may designate.

          (c) Remedy for Breach. Buyer, Seller and the Company acknowledge and agree that in the event of a breach by any party of any of the provisions of this Section 9.4, monetary damages may be inadequate and Buyer, Seller and the Company may have no adequate remedy at law. Accordingly, in the event of any such breach, Buyer, Seller and/or the Company and their respective successors or assigns may, in addition to any other rights and remedies existing in their favor, enforce their rights and Buyer's, Seller's and the Company's obligations hereunder by an action or actions for specific performance, injunctive and/or other relief, without any requirement of posting a bond or proving actual damages or posting any bond or other security.

     9.5 EMPLOYMENT MATTERS.

          (a) Except for any Assumed Liabilities and as set forth in the Employment Agreement between Buyer and Catherine Fetner, Buyer is not obligated to hire any employee, consultant or contractor engaged in the Business but may interview all such Persons. Buyer's expressed intention to extend certain offers of employment shall not constitute any commitment, contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment. Any employment offered by Buyer is "at will" and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Legal Requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any employee, consultant or contractor after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such Persons.

          (b) Buyer shall not have any responsibility, liability or obligation, whether to active or former employees, consultants or contractors of Seller, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Seller.

     9.6 RECEIVABLES. With respect to all accounts receivables retained by Seller, Seller and the Company shall use commercially reasonable efforts to collect such receivables; provided that, Seller and the Company shall utilize every effort to minimize any disruption to Buyer's relationship with any client or customer for which Seller has retained accounts receivables.

     9.7 SEPARATION AGREEMENTS. Seller and/or the Company have previously entered into a separate agreement with each of George Ostendorf and Herb Lethert (the "SEPARATION AGREEMENTS"), which agreements are set forth on Schedule 9.7 and include certain restrictive covenants in favor of Seller and the Company including, without limitation, non-solicitation provisions, non-competition provisions, confidentiality provisions and non-disparagement provisions. Seller and the Company hereby agree to enforce the Separation Agreements against the respective parties thereto and to exercise any remedies under the Separation Agreements to the extent necessary to enforce the provisions thereunder.

     9.8 NON-DISPARAGEMENT. Seller and the Company agree not to make any statement, written or oral, in disparagement of Buyer or any of its officers, shareholders, directors, employees, agents or representatives (including, but not limited to, negative references to each or any of Buyer's products or services) to the general public or Buyer's employees, potential employees, customers, potential customers, suppliers, potential suppliers, business partners or potential business partners. If Seller or Company are contacted by a person or entity regarding the provision of services relating to the Business or the Assets, Seller and the Company agree to state that the Assets have been sold to Buyer and to provide such person or entity with the contact information for Buyer.

     9.9 POST-CLOSING DOCUMENTS.

          (a) Seller and the Company agree to use commercially reasonable efforts following the Closing to cause the board of directors of the Company to adopt resolutions providing that, during their term as directors, the directors of the Company shall be subject to the non-competition and non-solicitation restrictions set forth in the Hanover NonCompetition Agreement.

          (b) With fifteen (15) days of the Closing Date, Seller agrees to enter into an Escrow Agreement with Buyer and Iron Mountain Intellectual Property

Management, Inc. ("IRON MOUNTAIN") in substantially the form attached hereto as Exhibit "K", which agreement shall provide for Seller's deposit of certain source code with Iron Mountain for the benefit of Buyer.

     9.10 WEBSITE. For a period of six (6) months following the Closing Date, Seller and the Company agree to link the domain name "www.havovercapital.com" to the website established by Buyer that includes the Website Assets. "Website Assets" shall mean the content of Seller's website with the domain name "www.hanovercapital.com" as more fully described on Schedule 2.1(a) attached hereto.

                                    ARTICLE X
                       INDEMNIFICATION AND RELATED MATTERS

     10.1 SURVIVAL; ABSENCE OF OTHER REPRESENTATIONS. The representations and warranties of Buyer, Seller and the Company contained herein shall survive for a period of eighteen (18) months from the Closing Date. The covenants and agreements of Seller and the Company contained herein and to be performed to any extent after the Closing Date shall survive until fully discharged and performed, and any claims for indemnification in respect of a breach of such covenants to be performed in any respect after the Closing Date must be made on or before such date. The covenants and agreements of Buyer contained herein to be performed in any respect after the Closing Date shall survive the Closing Date until fully discharged and performed. No Party has made or will make in connection with this Agreement any representation or warranty, express or implied, other than as set forth in this Agreement, the schedules hereto, and the certificates delivered pursuant hereto.

     10.2 INDEMNIFICATION.

          (a) By Seller and the Company. After the Closing, Seller and the Company shall, jointly and severally, indemnify Buyer and hold Buyer harmless from and against any loss, Liability, deficiency, damage, Tax or expense (including reasonable legal expenses and costs) and any cost or expense arising from or incurred in connection with any action, suit, proceeding, claim or judgment relating to any matter described in this clause, or in enforcing the indemnity provided by this Section 10.2 (any such amount, a "LOSS"), which Buyer may suffer, sustain or become subject to, as a result of:

               (i) any breach by Seller or the Company of any representation or warranty set forth in this Agreement (including any representation or warranty deemed to be remade by Seller and the Company as of the Closing pursuant to the first paragraph of Article IV);

               (ii) any litigation, investigation, proceeding, or other claim by any Governmental Entity or any Person not claiming by, through or under Buyer, to the extent that the same actually arises from or relates to the Business or any Asset prior to the Closing;

               (iii) any Liability or obligation of Seller or related to the Business (including any indebtedness) which is not an Assumed Liability or Assumed Contract;

               (iv) any breach by Seller of, or failure by Seller to perform, any covenant or obligation of Seller set forth herein or in any certificate, document or instrument prepared by Seller and delivered to Buyer hereunder;

               (v) any liability under the WARN Act or any similar state or local Legal Requirement that may result from an "Employment Loss", as defined by 29 U.S.C. sect. 2101(a)(6), caused by any action of Seller prior to the Closing;

               (vi) any Liability related to, derived from or imposed by any governmental entity on account of any employee benefit to which any employee or contractor of Seller was entitled prior to the Closing Date; or

               (vii) the failure or alleged failure to obtain any Consent required by the terms of this Agreement;

provided that Seller and the Company will not be liable for any Loss described in clause (i) above (other than a Loss arising in respect of a breach of a representation or warranty contained in Sections 4.7, 4.12, 4.14, 4.17 and 4.18) until the aggregate amount of such Losses exceeds $25,000 (the "BASKET"), and provided further that Seller and the Company will not be liable for any Loss described in clause (i) above (other than a Loss arising in respect of a breach of a representation or warranty contained in Sections 4.7, 4.12, 4.14, 4.17 and 4.18) to the extent that the aggregate amount of such Losses exceeds the Purchase Price (the "CAP"); provided, further, that notwithstanding the foregoing, Seller will be liable for any Loss resulting from fraud, liability for any Tax or willful or intentional breach of any representation, warranty or covenant by Seller or the Company set forth herein and any such Loss shall not count toward the aggregate amount of all Losses being computed for purposes of the Cap or the Basket.

          (b) By Buyer. After the Closing, Buyer will indemnify Seller and hold Seller harmless from and against any Loss which Seller may suffer, sustain or become subject to, as the result of:

               (i) any breach by Buyer of any representation, warranty, covenant or agreement of Buyer set forth in this Agreement;

               (ii) any litigation, investigation, proceeding, or other claim by any Governmental Entity or any Person not claiming by, through or under Seller or any Affiliate of Seller, to the extent that the same actually arises from or relates to the operation of the Business by Buyer or the Assets or Assumed Liabilities or Assumed Contract after the Closing;

               (iii) any Assumed Liability; or

               (iv) any failure by Buyer to perform any covenant or obligation of Buyer set forth herein or in any certificate, document or instrument prepared by Buyer and delivered to Seller hereunder;

provided that Buyer will not be liable for any Loss described above until the aggregate amount of such Losses exceeds $25,000 and provided further that Buyer will not be liable for any Losses in excess of the Purchase Price.

          (c) Determination of Loss and Amount. For purposes of determining whether any Loss has occurred, or the amount of any such Loss, the representations, warranties, covenants and agreements of the Parties set forth in this Agreement and the other Transaction Documents will be considered without regard to any materiality qualification set forth therein.

          (d) Knowledge No Effect. No knowledge of any breach, claim, Liability or other obligations, whether obtained by notice hereunder or otherwise, will affect any party's right to indemnification or other remedy provided for in this Agreement in respect to any such matter of which it obtains knowledge or receives such notice unless the relevant party expressly waives such right or remedy in writing.

     10.3 INDEMNIFICATION PROCEDURES.

          (a) Notice of Claim. Any Party making a claim for indemnification under Section 10.2 (the "INDEMNIFIED PARTY") will notify the Party from whom indemnification is claimed (the "INDEMNIFYING PARTY") of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the Liability, obligation or facts giving rise to such claim for indemnification. Such notice will describe the claim, the amount thereof (to the extent then known and quantifiable), and the basis therefor, in each case to the extent known to the Indemnified Party. The failure to so notify the Indemnifying Party will not relieve the Indemnifying Party of its obligations under Section 10.2, except to the extent that such failure actually prejudices the Indemnifying Party.

          (b) Assumption of Defense. With respect to any third party claim which gives rise or is alleged to give rise to a claim for indemnity under Section
10.2 and which involves only the payment of money damages to such third party, the Indemnifying Party, at its option (subject to the limitations set forth below), will be entitled to assume responsibility for and control the defense of such claim and to appoint a competent and reputable counsel reasonably acceptable to the Indemnified Party to act as lead counsel of such defense. Prior to the Indemnifying Party assuming control of such defense, the Indemnifying Party must first furnish the Indemnified Party with evidence which, in the Indemnified Party's reasonable judgment, establishes that the Indemnifying Party is and will be able to satisfy any such Liability, and a written agreement by the Indemnifying Party agreeing to be liable for all related Losses, notwithstanding the provisions of Section 10.2.

          (c) Limits of Assumption of Defense. An Indemnifying Party's rights under Section 10.3(b) will be subject to the following additional limitations:

               (i) with respect to any claim the defense of which the Indemnifying Party has assumed, the Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, and the fees and expenses of such separate counsel will be borne by the Indemnified Party (except that the reasonable fees and expenses of such separate counsel incurred with prior notice to the Indemnifying Party prior to the date the Indemnifying Party effectively assumes control of such defense will be borne by the Indemnifying Party);

               (ii) the Indemnifying Party will not be entitled to assume control of such defense if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (B) the Indemnified Party reasonably concludes that, in light of any actual or potential conflict of interest, it would be inappropriate for legal counsel selected by the Indemnifying Party to represent the Indemnified Party, (C) the Indemnified Party reasonably believes that an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnified Party's reputation or future business prospects, (D) upon petition by the Indemnified Party, an appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim, or, (E) the Indemnifying Party does not give prompt notice of its intention to do so;

               (iii) if the Indemnifying Party assumes control of the defense of any such claim, then the Indemnifying Party will obtain the prior written consent of the Indemnified Party before entering into any settlement of such claim, if such settlement does not expressly and unconditionally release the Indemnified Party from all Liabilities and obligations with respect to such claim, without prejudice; and

               (iv) if the Indemnifying Party assumes control of the defense of any such claim, then the Indemnifying Party and its counsel will proceed diligently and in good faith with respect thereto. If the Indemnifying Party has the right to, but does not, assume control of the defense of any claim in accordance with this Section 10.3, then the Indemnifying Party may nonetheless participate (at its own expense) in the defense of such claim and the Indemnified Party will consult with the Indemnifying Party in respect of such defense. As used in this Article X, the term "settlement" refers to any settlement, compromise, consent or similar decree, or election to permit default judgment to be entered, in respect of any claim.

     10.4 TREATMENT OF INDEMNIFICATION PAYMENTS. Each Party will treat all payments made pursuant to Section 10.2 as adjustments of the Purchase Price for all purposes.

     10.5 EXCLUSIVE REMEDY. Buyer, Seller and the Company acknowledge and agree that the indemnification provisions in this Article X shall be the exclusive remedy of Buyer, Seller and the Company for the assertion of any Loss against, or the imposition of any liability on, any party or their respective officers, directors, and Affiliates for any breach of any representation or warranty under this Agreement. Notwithstanding the foregoing, no party hereto waives (i) any rights that may arise out of intentional or willful misconduct or fraud, (ii) any rights to obtain injunctive relief pursuant to Section 11.10, (iii) any rights that may arise out of the breach of a covenant or agreement by the other party, and the rights of Buyer and Seller under this Article X with respect to indemnification for any matters in clauses (i), (ii) or (iii) shall be cumulative and shall not exclude any other remedies to which a party may be entitled for such matters.

                                   ARTICLE XI
                                  MISCELLANEOUS

     11.1 AMENDMENT AND WAIVER. This Agreement may be amended and any provision of this Agreement may be waived; provided, that any such amendment or waiver (a) will be binding upon Seller only if such amendment or waiver is set forth in a writing executed by Seller, (b) will be binding upon Company only if such amendment or waiver is set forth in a writing executed by Company and (c) will be binding upon Buyer only if such amendment or waiver is set forth in a writing executed by Buyer. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof will constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

     11.2 NOTICES. All notices, demands and other communications given or delivered under this Agreement will be in writing and will be deemed to have been given when personally delivered or delivered by express courier service. Notices, demands and communications to the Parties will, unless another address is specified in writing, be sent to the address indicated below:

     To Seller:

          Hanover Capital Partners 2, Ltd.
          200 Metroplex Drive, Suite 100
          Edison, NJ 08817
          Telecopy: 732-548-0286
          Attention: Irma N. Tavares, Senior Managing Director

     with a copy to (which shall not constitute notice to Seller):

          Hanover Capital Mortgage Holdings, Inc.
          200 Metroplex Drive, Suite 100
          Edison, NJ 08817
          Telecopy: 732-548-0286
          Attention: Suzette Berrios, Vice President and General Counsel and with a copy to (which shall not constitute notice to Seller):

          Thacher Proffitt & Wood LLP
          Two World Financial Center
          New York, NY 10281
          Telecopy: 212-912-7751
          Attention: Mark I. Sokolow, Esquire

     To the Company:

          Hanover Capital Mortgage Holdings, Inc.
          200 Metroplex Drive, Suite 100
          Edison, NJ 08817
          Telecopy: 732-548-0286
          Attention: John Burchett, President and CEO

     with a copy to (which shall not constitute notice to the Company):

           Hanover Capital Mortgage Holdings, Inc.
           200 Metroplex Drive, Suite 100
           Edison, NJ 08817
           Telecopy: 732-548-0286
           Attention: Suzette Berrios, Vice President and General Counsel

     and with a copy to (which shall not constitute notice to Seller):

          Thacher Proffitt & Wood LLP
          Two World Financial Center
          New York, NY 10281
          Telecopy: 212-912-7751
          Attention: Mark I. Sokolow, Esquire

     To Buyer:

          Terwin Acquisition I, LLC
          45 Rockefeller Plaza, Suite 420
          New York, NY 10111
          Telecopy: 212-218-5875
          Attention: Brian Flynn

     with a copy to (which shall not constitute notice to Buyer):

          Klehr, Harrison, Harvey, Branzburg & Ellers LLP
          260 South Broad Street
          Philadelphia, PA 19102

          Telecopy: 215-568-6603
          Attention: William W. Matthews, Esquire

     11.3 BINDING AGREEMENT; ASSIGNMENT. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties hereto; provided, further, that so long as Buyer does not assign its obligations hereunder, Buyer may assign its right and interests (but not its obligations) hereunder to an Affiliate of Buyer without the consent of any other Party hereto. Any assignment made in contravention of this Section 11.3 shall be null and void.

     11.4 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

     11.5 NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement.

     11.6 CAPTIONS. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

     11.7 ENTIRE AGREEMENT. This Agreement and the documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

     11.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which will be deemed an original but all of which taken together will constitute one and the same instrument.

     11.9 GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the

State of New York will control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even if under that jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

     11.10 SPECIFIC PERFORMANCE. Seller and the Company acknowledge that the Business is unique, and recognizes and affirms that in the event of a breach of this Agreement by Seller or the Company, monetary damages may be inadequate and Buyer may have no adequate remedy at law. Accordingly, in the event of any such breach, Buyer and/or successors or assigns may, in addition to any other rights and remedies existing in their favor, enforce their rights and Seller's and the Company's obligations hereunder by an action or actions for specific performance, injunctive and/or other relief, without any requirement of proving actual damages or posting any bond or other security.

     11.11 EXPENSES. Except as otherwise expressly provided herein, Seller, the Company and Buyer each will pay all of their own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, accountants, brokers or other representatives and consultants and appraisal fees, costs and expenses). Seller will prepare and file, on or before the due dates thereof, any required Tax Returns or Tax forms with respect to any Transfer Taxes imposed by any Taxing jurisdiction by reason of the transactions contemplated by this Agreement. Buyer agrees to cooperate with Seller in connection with the preparation and filing thereof. Seller and the Company will be solely responsible for all Transfer Taxes imposed by reason of any transaction contemplated by this Agreement. If valuations of any property or leases are required to determine the amount of any Transfer Taxes, Seller and Buyer will reasonably determine such valuations, and the Parties agree that they will not take (or cause to be taken) any position inconsistent with such valuations in connection with any Tax Return or otherwise.

     11.12 PARTIES IN INTEREST. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective successors and permitted assigns any rights or remedies under or by virtue of this Agreement.

     11.13 GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. Where any accounting determination or calculation is required to be made under this Agreement, such determination or calculation (unless otherwise provided) will be made in accordance with GAAP.

     11.14 WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN.

                           [SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first written above.

                                        HANOVER CAPITAL PARTNERS 2, LTD.


                                        By: /s/ John A. Burchett
                                            ------------------------------------
                                        Name: John A. Burchett
                                        Title: Chairman of the Board


                                        HANOVER CAPITAL MORTGAGE HOLDINGS, INC.


                                        BY: /s/ John A. Burchett
                                            ------------------------------------
                                        NAME: JOHN A. BURCHETT
                                        TITLE: PRESIDENT AND CEO


                                        TERWIN ACQUISITION I, LLC


                                        By: /s/ Thomas K. Guba
                                            ------------------------------------
                                        Name: Thomas K. Guba
                                              ----------------------------------
                                        Title: President
                                               ---------------------------------

                                    EXHIBIT A

REVENUE

Net interest income after loan loss reserve
Due diligence fees & Assignments
Out-of-pocket reimbursables
Other income

DIRECT EXPENSES

Subcontractor expense
Out-of-pocket reimburseables
Appraisals
Credit reports
Travel & Entertainment
Other

INDIRECT EXPENSES

Personnel
Legal and professional
Insurance
General & Administrative
Financing fees
Depreciation and amortization
Dataprocessing
Travel and entertainment
Interest
Occupancy

     NJ02 office (67115)
     IL01 Office (67160)

                                    EXHIBIT B

                                  BILL OF SALE

                                    See Tab 5

                                    EXHIBIT C

                                ESCROW AGREEMENT

                                   See Tab 13

                                    EXHIBIT D

                      PERPETUAL SOFTWARE LICENSE AGREEMENT

                                    EXHIBIT E

                            NONCOMPETITION AGREEMENT

                                    See Tab 8

                                    EXHIBIT F

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

                                    See Tab 6

                                    EXHIBIT G

                         TRANSITIONAL SERVICES AGREEMENT

                                    See Tab 9

                                    EXHIBIT H

                              ESTOPPEL CERTIFICATE

                                   See Tab 14

                                    EXHIBIT I

                          OPINION OF COUNSEL TO SELLER

                                   See Tab 15